Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

TICKER SYMBOL UFS (NYSE, TSX)	MEDIA AND INVESTOR RELATIONS Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR TO CONVERT PLYMOUTH MILL TO 100% FLUFF PULP PRODUCTION

(All figures in U.S. dollars)

Montreal, October 20, 2009 – Domtar Corporation (NYSE/TSX: UFS) today announced that it will convert its Plymouth, North Carolina mill to 100% fluff pulp production. This will require a $73.5 million investment, in line with the Company’s previously stated capital expenditure levels. Domtar’s annual fluff pulp making capacity will increase almost threefold to 444,000 metric tons.

The mill reconfiguration, which will be completed in the fourth quarter of 2010, will also result in the permanent shutdown of Plymouth’s remaining paper machine. This will reduce the Company’s annual uncoated freesheet production capacity by approximately 200,000 tons. The mill reconfiguration will help preserve approximately 360 positions.

“We are refocusing Plymouth’s operations to capitalize on its competitive strengths. As an experienced fluff pulp manufacturer with an established presence in a growing market, we can expand our capabilities with confidence,” said John D. Williams, President and Chief Executive Officer. “Plymouth is well-positioned geographically with ready access to export markets through ocean ports as well as competitively-priced fiber ideally suited for the manufacture of premium quality fluff pulp,” added Mr. Williams.

Commenting on the permanent reduction of papermaking capacity, Mr. Williams said, “The redirection of orders to other paper mills in our system will help bring up operating rates and lower manufacturing costs. Upon completion, Plymouth will become a world-class fluff pulp operation with direct access to a dynamic export market.”

Fluff pulp is bleached softwood cellulose fiber used worldwide in absorbent applications such as baby diapers, feminine hygiene and adult incontinence products.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque, Husky® Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 10,500 people. To learn more, visit www.domtar.com.

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Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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